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                             SM&R INVESTMENTS, INC.
                             SUB-ADVISORY AGREEMENT
                               (SM&R Alger Funds)


         AGREEMENT, made as of September 1, 2000, by and between Securities Management and Research, Inc. (herein called the "Investment Adviser"), a Florida corporation and Fred Alger Management, Inc. (herein called the "Investment Subadviser"), a New York corporation.

         WHEREAS, pursuant to an Investment Advisory Agreement (the "SM&R Advisory Agreement") between the Investment Adviser and SM&R Investments, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") Investment Adviser is the investment manager for the Fund; and

         WHEREAS, the Investment Adviser desires to retain the Investment Subadviser to perform certain of the Investment Adviser's duties under the SM&R Advisory Agreement with respect to certain of its series of shares as may currently exist or be created in the future (each, a "Series") as listed on Exhibit A hereto, and the Investment Subadviser is willing to so render such services on the terms hereinafter set forth;

         NOW THEREFORE,

         In consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Investment Adviser hereby appoints the Investment Subadviser to act as investment subadviser to each Series for the period and on the terms set forth in this Agreement. The Investment Subadviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. MANAGEMENT. Subject to the supervision of the Investment Adviser, the Investment Subadviser will provide a continuous investment program for each Series, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Series. The Investment Subadviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Series. The Investment Subadviser will provide the services rendered by it hereunder in accordance with the investment objective(s) and policies of each Series as stated in each Series' then-current prospectus and statement of additional information (or the Series' then current registration statement on Form N-1A as filed with the Securities and Exchange Commission (the "SEC") and the then-current offering memorandum if the Series is not registered under the Securities Act of 1933, as amended (the "1933 Act")). The Investment Subadviser further agrees that it will comply with all applicable rules and regulations of the SEC (herein called the "Rules") and with all applicable provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1940 Act; and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and will, in addition, conduct its activities under this Agreement in accordance with applicable regulations of the Board of Governors of the Federal Reserve System pertaining to the investment advisory activities of bank holding companies and their subsidiaries; it will place orders pursuant to its investment determinations for each Fund either directly with the issuer or with any broker or dealer selected by it. In placing orders with brokers and dealers, the Investment Subadviser will use its reasonable best efforts to obtain the best net price and the most favorable execution of its orders, after taking into account all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. The Investment Adviser acknowledges that Investment Subadviser may place orders through Fred Alger & Company, Incorporated ("Alger Inc."), member of the New York Stock Exchange, Inc. Alger Inc. is an affiliate of the Investment Subadviser and the Investment Adviser agrees that Alger Inc. may be paid commissions for such trades, subject to the best execution requirements. The Investment Adviser agrees that for each security transaction effected by Alger Inc. for a Series, Alger Inc. may retain compensation in connection with effecting the transaction. The Investment Subadviser will maintain books and records with respect to the securities transactions of each Series and will render to the Investment Adviser such periodic and special reports as the Fund's Board or the Investment Adviser may reasonably request.

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3.       Subject to the provisions of this Agreement, the duties of the
         Investment Subadviser, the portion of portfolio assets that the Subadviser shall manage, and the fees to be paid to the Investment Subadviser by the Investment Adviser under and pursuant to this Agreement may be adjusted from time to time by mutual agreement of the Investment Subadviser and the Investment Adviser with and upon the approval of the Fund's Board of Directors including approval by a majority of those Directors who are not "interested persons," as defined in the Act.

4. SERVICES NOT EXCLUSIVE. The investment advisory services rendered by the Investment Subadviser hereunder are not to be deemed exclusive, and the Investment Subadviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 of the Rules under the 1940 Act, the Investment Subadviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Investment Adviser any of such records upon reasonable request of the Investment Adviser. The Investment Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act to comply in full with the requirements of Rule 204-2 under the Advisers Act pertaining to the maintenance of books and records.

6. EXPENSES. During the term of this Agreement, the Investment Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of purchasing securities (including brokerage commissions, if any) for a Series.

7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Investment Subadviser, and the Investment Subadviser will accept as full compensation therefor, fees, computed daily and payable monthly, on an annual basis equal to the percentage set forth on Exhibit A hereto of that Series' average daily net assets.

8. LIMITATION OF LIABILITY OF THE INVESTMENT SUBADVISER. The Investment Subadviser, its officers, directors, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser or the Fund in connection with the matters to which the Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Subadviser in the performance of its duties or from reckless disregard by the Investment Subadviser of its obligations and duties under this Agreement.

9. PROXIES. It is agreed that the Investment Subadviser shall in its discretion vote all proxies and other corporate actions it receives on behalf of the Fund.

10. DURATION AND TERMINATION. This Agreement shall be effective as to a Series as of the date first stated above, and shall continue in effect unless terminated as described below. Such continuance must be specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or Interested Persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, or (b) with respect to each Series, by Vote of a Majority of the Outstanding Voting Securities of each Series; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a Majority of the Outstanding Voting Securities of a Series on 60 days' written notice to the Investment Subadviser, or by the Investment Subadviser at any time, without payment of any penalty, on 60 days' written notice to the Investment Adviser. This Agreement will immediately terminate (i) in the event of its assignment or (ii) upon termination of the SM&R Advisory Agreement. As used in this Agreement, the terms "Vote of a Majority of the Outstanding Voting Securities," "Interested Person" and "Assignment" shall have the same meaning as such terms have in the 1940 Act and the Rules and regulatory constructions thereunder.

11. AMENDMENT OF THIS AGREEMENT. No material term of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of a material term of this Agreement shall be effective with respect to a Series, until approved by Vote of a Majority of the Outstanding Voting Securities of that Series.

12. REPRESENTATIONS AND WARRANTIES. The parties hereto hereby represent and warrant as follows:

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         They are registered investment advisers under the 1940 Act;

         They have all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement;

         This Agreement is legal, valid and binding, and enforceable in accordance with its terms; and

         The performance by the parties of their obligations under this Agreement does not conflict with any law to which they are subject.

13. COVENANTS. The parties hereto hereby covenant and agree that, so long as this Agreement shall remain in effect:

         They shall remain either exempt from, or registered under, the registration provisions of the Advisors Act; and

         The performance by the parties of their obligations under this Agreement shall not conflict with any law to which it is then subject.

14. NOTICES. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid,

                           (a) to the Investment Adviser:

                           Securities Management and Research, Inc.
                           Attn: Mr. Michael W. McCroskey
                           2450 South Shore Blvd., Suite 400
                           League City, Texas 77573

                           (b) to the Investment Subadviser:

                           Fred Alger Management, Inc.
                           Attn: Mr. Gregory S. Duch
                           Executive Vice President
                           1 World Trade Center-Suite 9333
                           New York, NY 10048

15. WAIVER. With full knowledge of the circumstances and the effect of its action, the Investment Subadviser hereby waives any and all rights which it may acquire in the future against the property of any investor in a Series, other than shares in that Series, which arise out of any action or inaction of the Investment Adviser under this Agreement.

16. TITLES. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17. CONTROLLING LAW. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of New York, without reference to principles of conflicts of law. The Fund is organized under the laws of the State of Maryland.




         [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                     FRED ALGER MANAGEMENT, INC.


                                     By:
                                         --------------------------------
                                      Name:        Gregory S. Duch
                                      Title:      Executive Vice President



                                     SECURITIES MANAGEMENT AND RESEARCH, INC.




                                     By:
                                         --------------------------------
                                      Name:       Michael W. McCroskey
                                      Title:      President



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                                    EXHIBIT A



SERIES:

                             SM&R Alger Growth Fund
                        SM&R Alger Aggressive Growth Fund
                            SM&R Alger Small Cap Fund
                           SM&R Alger Technology Fund






INVESTMENT SUBADVISORY FEE:

SM&R Alger Growth Fund                      .50%
SM&R Alger Aggressive Growth Fund           .60%
SM&R Alger Small Cap Fund                   .60%
SM&R Alger Technology Fund                  .60%



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